Exhibit 13

Shooting Script – 30 Second Spot

✅	Scene	Shot
	1	Reanna walking up to the doors of Sugarfina and pulling them open • Steady shot
2

Reanna walking into store, walking over to center table

•   Wide / Mid shot of Reanna opening doors from inside

•   Wide shot of her walking over to center table

•   Wide shot / mid shot - Reanna looks over her shoulder "is this really happening?”

	3	Quick cuts of b-roll of different candies
	4	• CU on gummies, Reanna walking towards them and picks them up • CU on box of gummies
	5	• Mid / Wide shot from end of bento box wall, Reanna filling bento box with candies • Wide shot facing Bento Box Well, Reanna walks in from Stage left, stops in middle
	6	• CU, Reanna puts Sugar Lips candy lips over hers
	7	• CU on Sugarfina Logo on wall
	8	• Wide shot, Reanna trying candy behind cash wrap
	9	• Candy B-Roll • Reanna picking up candies • Closeup of Bento Boxes (Tea, Rosé All Day)
	10	• CU of candy spills • Reanna’s hand places champagne glass full of gummy bears next to logo and callout to URL